Citigroup Inc.	March 22, 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0044 Filed pursuant to Rule 424(b)(2) Registration No. 333-172562
Callable Barrier Dual Range Accrual Securities Due March 27, 2028
Linked to 3-Month U.S. Dollar LIBOR and the Russell 2000® Index
▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not provide for regular fixed payments of interest or for repayment of the stated principal amount at maturity in all circumstances.  Instead, your interest payments, if any, will vary depending on the performance of both 3-month U.S. Dollar LIBOR and the Russell 2000® Index (the “index”), as described below, and whether you are repaid your stated principal amount at maturity (if we have not previously redeemed the securities) will depend on the closing level of the index on the final valuation date.

▪
Subject to our right to redeem the securities, contingent interest will accrue on the securities at an annual rate of 9.00%, but only for each day on which both (i) 3-month U.S. Dollar LIBOR is within the LIBOR reference rate range specified below and (ii) the closing level of the index is greater than or equal to the accrual barrier level specified below. If either of those conditions is not met on each day for an entire quarter, the securities will not pay any interest for that quarter.  If either of those conditions is not met on any day during a quarter, the interest payable for that quarter will be less, and possibly significantly less, than 9.00% per annum.  Accordingly, investors in the securities will be subject to risks associated with both 3-month U.S. Dollar LIBOR and the index and may be negatively affected by adverse movements in either regardless of the performance of the other.

▪
We have the right to redeem the securities on any interest payment date beginning two years after the issue date.  If we do not redeem the securities prior to maturity, you will receive a payment at maturity (excluding the final interest payment, if any) that will be equal to or less than the stated principal amount of the securities, depending on the closing level of the index on the final valuation date. If we do not redeem the securities, you may lose the entire stated principal amount of your securities at maturity, but in no circumstance will you receive more than the stated principal amount of your securities (excluding the final interest payment, if any).

▪	Any payment due on the securities will be made by Citigroup Inc. and, therefore, you are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Aggregate principal amount:	$11,311,000
Stated principal amount:	$1,000 per security
Index:	Russell 2000® Index
LIBOR reference rate:	On any day, the level of 3-month U.S. Dollar LIBOR appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time, on such day
Pricing date:	March 22, 2013
Issue date:	March 27, 2013
Final valuation date:	March 22, 2028, subject to postponement for non-scheduled trading days and certain market disruption events
Maturity date:	Unless earlier redeemed, March 27, 2028
Payment at maturity:
Unless earlier redeemed, at maturity you will receive for each security you hold (in addition to the final interest payment, if any):
•    If the final index level is greater than the final barrier level:                 $1,000
•    If the final index level is less than or equal to the final barrier level:  $1,000 ×  index performance factor
If the index depreciates by 50% or more, your payment at maturity (excluding the final interest payment, if any) will be equal to or less than, and possibly significantly less than, $500 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your investment.

Contingent quarterly interest payment:	On each interest payment date, we will pay a contingent quarterly coupon per security equal to:
( $1,000	×	9.00% ×	Accrual days during the applicable accrual period Elapsed days during the applicable accrual period	) divided by 4
Interest payment dates:
The 27th day of each March, June, September and December, beginning on June 27, 2013, except that the final interest payment date will be the maturity date (or the earlier date on which we redeem the securities, if applicable)

Accrual period:
For each interest payment date, the period from and including the immediately preceding interest payment date (or the issue date in the case of the first interest payment date) to but excluding such interest payment date.

Accrual day:
An elapsed day on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing level of the index is greater than or equal to the accrual barrier level.  For the last four business days in an accrual period, the LIBOR reference rate and the closing level of the index will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days.  For any day on which the LIBOR reference rate or the closing level of the index is not available for any reason (including weekends and holidays), the LIBOR reference rate and/or the closing level of the index, as applicable, will be assumed to be the same as on the immediately preceding elapsed day.

Elapsed day:	Each calendar day during the relevant accrual period
LIBOR reference rate range:	0.00% to 6.00%, inclusive
Initial index level:	946.27, the closing level of the index on the pricing date
Final index level:	The closing level of the index on the final valuation date
Accrual barrier level:	662.389, 70% of the initial index level
Final barrier level:	473.135, 50% of the initial index level
Index performance factor:	final index level / initial index level
Early redemption:
We have the right to redeem the securities, in whole and not in part, quarterly on any interest payment date on or after March 27, 2015 upon not less than five business days’ notice.  If we redeem the securities, you will receive an amount in cash equal to 100% of the stated principal amount of your securities, plus the interest payment due on the date of redemption, if any.

CUSIP / ISIN:	1730T0SB6 / US1730T0SB60
Listing:
The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity.  You should not invest in the securities unless you are willing to hold them to maturity.

Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(2)	Proceeds to Issuer(2)
Per security:	$1,000.00	$50.00	$950.00
Total:	$11,311,000.00	$443,607.50	$10,867,392.50
(1) The price to public for investors purchasing the securities in fee-based advisory accounts will be $967.50 per security.
(2) The underwriting fee is variable but will not exceed $50.00 per security (or $2.50 per security in the case of sales to fee-based advisory accounts). The per security proceeds to issuer above represent the minimum per security proceeds to Citigroup Inc., assuming the maximum per security underwriting fee.  The total underwriting fee and the total proceeds to Citigroup Inc. shown above give effect to the actual amount of this variable underwriting fee. For more information on the distribution of the securities, see “Plan of Distribution; Conflicts of Interest.” In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.
Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-2.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying underlying supplement, prospectus supplement and prospectus, which can be accessed via the following hyperlinks:

Underlying Supplement No. 2 dated December 27, 2012	Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

RISK FACTORS RELATING TO THE SECURITIES

Because the terms of the securities differ from those of conventional debt securities, an investment in the securities entails significant risks not associated with an investment in conventional debt securities, including, among other things, fluctuations in 3-month U.S. Dollar LIBOR and the level of the Russell 2000® Index and other events that are difficult to predict and beyond our control.  You should read the risk factors below together with the description of risks relating to the index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

You May Lose the Entire Stated Principal Amount of Your Securities

Unlike conventional debt securities, the securities do not provide for repayment of the stated principal amount at maturity in all circumstances.  The portion of the stated principal amount repaid to you at maturity will depend on the closing level of the index on the final valuation date.  If the securities are held to maturity, you may receive significantly less than the stated principal amount of the securities and possibly zero, but in no circumstance will you receive more than the stated principal amount of the securities (excluding the final interest payment, if any).  If the final index level is less than or equal to the final barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level.  There is no minimum payment at maturity on the securities.  See “Description of the Securities—Hypothetical Amounts Payable” below.

The Securities Do Not Provide for Regular Fixed Interest Payments

Unlike conventional debt securities, the securities do not provide for regular fixed interest payments.  Subject to our right to redeem the securities, interest, if any, will accrue during each quarterly accrual period at an annual rate of 9.00%, but only for each day during the applicable accrual period on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing level of the index is greater than or equal to the accrual barrier level.  If on each day for an entire accrual period either the LIBOR reference rate is outside the LIBOR reference rate range or the closing level of the index is less than the accrual barrier level, then no interest will accrue on the securities for that accrual period and you will not receive any interest payment on the related interest payment date.  Additionally, if either the LIBOR reference rate is outside the LIBOR reference rate range or the closing level of the index is less than the accrual barrier level on any day during a particular accrual period, the per annum interest payable for that accrual period, if any, will be less, and possibly significantly less, than 9.00%.  Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the interest payments are variable and may be zero.  See “Description of the Securities—Hypothetical Amounts Payable” below.

The Interest Rate Payable on the Securities is Dependent on Both the LIBOR Reference Rate and the Closing Level of the Index, And May Be Negatively Affected By Adverse Movements in Either Regardless of the Performance of the Other

The amount of interest you receive, if any, will depend on the performance of both 3-month U.S. Dollar LIBOR and the index.  It is impossible to predict whether 3-month U.S. Dollar LIBOR and the index will rise or fall or what their relationship will be.  The scenario in which the securities pay the greatest interest is that in which both (i) the LIBOR reference rate remains consistently within the LIBOR reference rate range and (ii) the closing level of the index remains consistently greater than or equal to the accrual barrier level. In all other scenarios—(i) where the LIBOR reference rate remains consistently outside the LIBOR reference rate range; or (ii) where the closing level of the index remains consistently less than the accrual barrier level—the securities will pay low or no interest. For example, even if the LIBOR reference rate is within the LIBOR reference rate range for an entire accrual period, no interest will be payable on the securities if the closing level of the index is less than the accrual barrier level on each day during that accrual period.  If you do not earn sufficient contingent coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of Citigroup Inc. of comparable maturity.

The Return on the Securities Will Be Limited

The return on the securities will be limited to the sum of your interest payments, even if the closing level of the index greatly exceeds the initial index level at one or more times during the term of the securities.  The maximum possible return on the securities is 9.00% per annum, which would be achieved only if (i) the LIBOR reference rate remains within the LIBOR reference rate range on each day during the term of the securities, (ii) the closing level of the index is greater than or equal to the accrual barrier level on each day during the term of the securities and (iii) we do not redeem the securities prior to maturity, the final index level is greater than the final barrier level.  Although you will bear the downside risk relating to the index if we do not redeem the securities prior to maturity and the index depreciates by 50% or more, you will not receive the dividend yield on, or share in any appreciation of, the index over the term of the securities.

The Barrier Feature of the Securities Exposes You to Particular Risks

If the final index level is less than or equal to the final barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level.  The securities offer no protection at all if the index depreciates by 50% or more.  As a result, you may lose the entire stated principal amount of your securities.

The Securities Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Value of the Securities

You are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

The Securities May Be Redeemed at Our Option, Which Limits Your Ability to Accrue Interest Over the Full Term of the Securities

The term of the securities may be limited by our right to redeem the securities after the first two years following their issuance.  As a result, the term of your investment in the securities may be as short as approximately two years.  We may redeem the securities, in whole and not in part, on any interest payment date on or after March 27, 2015 upon not less than five business days’ notice.  In the event that we redeem the securities, you will not have the opportunity to continue to accrue and be paid any interest that you may have received to the stated maturity date of the securities, you may be forced to invest in a lower interest rate environment and you may not be able to reinvest at comparable terms or returns.

The LIBOR Reference Rate and the Closing Level of the Index Will Affect Our Decision to Redeem the Securities

On or after March 27, 2015, it is more likely that we will redeem the securities prior to maturity if (i) the LIBOR reference rate is within the LIBOR reference rate range, (ii) the closing level of the index is greater than or equal to the accrual barrier level and (iii) the quarterly interest payment on the securities is at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Inc. of comparable maturity.  Consequently, if we redeem the securities prior to maturity, you may not be able to invest in other securities with a similar yield and level of risk.  Other factors may also influence our decision to redeem the securities, including, but not limited to, our outlook on the future performance of the LIBOR reference rate and the index and current and expected future volatility of equities and interest rates generally.

The Securities Will Not Be Listed on Any Securities Exchange, and Secondary Trading May Be Limited

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. (“Citigroup Global Markets”) intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets shall be determined in Citigroup Global Markets’ sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

The Securities May Be Riskier Than Securities With a Shorter Term

The securities have a fifteen-year term, subject to our right to redeem the securities quarterly beginning on March 27, 2015.  By purchasing securities with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased securities with a shorter term. Specifically, you will be negatively affected if the LIBOR reference rate falls outside the LIBOR reference rate range or if the closing level of the index falls below the accrual barrier level. If either (i) the LIBOR reference rate is outside the LIBOR reference rate range or (ii) the closing level of the index is less than the accrual barrier level on each day during an entire accrual period, you will be holding a long-dated security that does not pay any interest. Therefore, assuming the securities have not been called and that (i) the LIBOR reference rate falls outside the LIBOR reference rate range or (ii) the closing level of the index decreases by more than 30% relative to the initial index level, the value of your securities will be lower than the value of a comparable security with a shorter term and otherwise similar terms.

3-Month U.S. Dollar LIBOR Will Be Affected by a Number of Factors

The amount of interest payable, if any, will depend, in part, on 3-month U.S. Dollar LIBOR.  A number of factors can cause changes in the level of 3-month U.S. Dollar LIBOR, including, among other things: perceptions about future levels of 3-month U.S. Dollar LIBOR, general economic conditions in the United States, prevailing market interest rates and policies of the Federal Reserve Board regarding interest rates.  Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor.  For example, an increase by the Federal Reserve Board in the federal funds target rate has historically been associated with an increase in the level of 3-month U.S. Dollar LIBOR.  However, you should also understand that 3-month U.S. Dollar LIBOR is affected by factors other than the federal funds target rate, such that 3-month U.S. Dollar LIBOR may increase outside of the LIBOR reference rate range, negatively impacting the interest rate on the securities, even if the federal funds target rate remains at current low levels.  Further, the above and other factors may also have a negative impact on the value of the securities generally.

The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price, since the issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price for the securities is also likely to be reduced by the costs of unwinding the related hedging transactions.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Value of the Securities Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the securities and the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in any secondary market that may develop, including: the level and volatility of 3-month U.S. Dollar LIBOR and the index, dividend yields on the stocks included in the index, interest and yield rates generally, time remaining to maturity of the securities, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. You may receive less, and possibly significantly less, than the stated principal amount of the securities if you try to sell your securities prior to maturity.

You cannot predict the future performance of 3-month U.S. Dollar LIBOR or the Russell 2000® Index based on their historical performance.  The LIBOR reference rate may increase and may be outside the LIBOR reference rate range or the level of the index may decrease and be below the accrual barrier level on every elapsed day so that you will receive no interest on the securities, and the closing level of the index may depreciate by 50% or more so that, if we do not redeem the securities prior to maturity, you will receive significantly less than the stated principal amount at maturity.  There can be no assurance that both (i) the LIBOR reference rate will be within the LIBOR reference rate range and (ii) the closing level of the index will be greater than or equal to the accrual barrier level on any elapsed day so that you would receive a coupon payment on the securities for any quarterly accrual period, or that the final index level will be greater than the final barrier level so that you will be repaid the stated principal amount of your securities at maturity.  See “Description of 3-Month U.S. Dollar LIBOR—Historical Data on 3-Month U.S. Dollar LIBOR” and “Description of the Russell 2000® Index—Historical Data on the Russell 2000® Index” below.

Investing in the Securities Is Not Equivalent to Investing in LIBOR

Each quarterly interest payment will depend on a fixed rate multiplied by the number of days in a given accrual period where both the LIBOR reference rate is within the LIBOR reference rate range and the closing level of the index is greater than or equal to the accrual barrier level and divided by the total number of days in such accrual period.  Therefore, each quarterly interest payment will not track the actual level of the LIBOR reference rate.

Investing in the Securities Is Not Equivalent to Investing in the Index

Investing in the securities is not equivalent to investing in the index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.  As of March 22, 2013, the average dividend yield of the index was 1.83% per year.  While it is impossible to know the future dividend yield of the index, if this average dividend yield were to remain constant for the term of the securities (and we did not redeem the securities prior to maturity), you would be forgoing an aggregate yield of approximately 27.45% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks included in the index or in another investment linked to the index that provides for a pass-through of dividends.  Moreover, because the return on the securities is limited to the sum of your interest payments, even if the final index level greatly exceeds the initial index level, you will not share in any appreciation of the index over the term of the securities.  Accordingly, the securities are not a suitable investment for investors who are looking to receive returns that reflect the performance of the index.

Adjustments to the Index Could Adversely Affect the Value of the Securities

The index publisher may add, delete or substitute the stocks constituting the index or make other methodological changes that could change the level of the index. The index publisher may also discontinue or suspend calculation or publication of the index at any time. In this circumstance, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

You Will Have No Rights Against the Publisher of the LIBOR Reference Rate or the Index Publisher

You will have no rights against the publisher of the LIBOR reference rate or the index publisher, even though any amount you receive on an interest payment date and any amount you receive at maturity will depend on the LIBOR reference rate and the closing level of the index. The publisher of the LIBOR reference rate and the index publisher are not in any way involved in this offering and have no obligations relating to the securities or the holders of the securities.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities

Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the number of accrual days and the amount of any interest payment to you, as well as any amount payable to you at maturity.  Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the selection of a successor index or calculation of the closing level in the event of discontinuance of the index, may adversely affect one or more payments to you on the securities.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities

One or more of our affiliates have hedged our obligations under the securities and will carry out hedging activities related to the securities (and to other instruments linked to the LIBOR reference rate, the index or the stocks included in the index), including trading in stocks included in the index and/or in instruments, such as options, swaps or futures, related to the LIBOR reference rate and/or the index and/or stocks included in the index.  Our affiliates also trade in stocks included in the index and/or in instruments related to the LIBOR reference rate and/or the index and/or stocks included in the index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities during the term of the securities could adversely affect the closing level of the index and the LIBOR reference rate on any elapsed day or on the final valuation date, which may affect the amount, if any, of the relevant interest payment to you and the amount, if any, you receive at maturity, respectively.

The U.S. Federal Tax Consequences of an Investment in the Securities are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities described herein.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

As described in this pricing supplement under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a portion of each coupon payment as attributable to interest and the remainder to option premium.  However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a note differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a note as subject to withholding tax at a rate of 30%.  If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled

“United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

You should read this pricing supplement together with the accompanying underlying supplement, prospectus supplement and prospectus in connection with your investment in the Securities. These documents may be accessed via the hyperlinks on the cover page of this pricing supplement. The description in this pricing supplement of the particular terms of the Securities supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

General

The Callable Barrier Dual Range Accrual Securities Due March 27, 2028 (the “Securities”) linked to 3-month U.S. Dollar LIBOR and the Russell 2000® Index are senior unsecured debt securities issued by Citigroup Inc. and have a maturity of approximately fifteen years (subject to our right to redeem the Securities as described below). All payments on the Securities are subject to the credit risk of Citigroup Inc.

Unlike conventional debt securities, the Securities do not provide for regular fixed payments of interest or for repayment of the stated principal amount at maturity in all circumstances.  Instead, your interest payments will vary depending on the performance of both 3-month U.S. Dollar LIBOR and the Russell 2000® Index (the “Index”) during the term of the Securities and, unless earlier redeemed by us, your payment at maturity (excluding the final interest payment, if any) will be less than or equal to the full stated principal amount of the Securities depending on the Closing Level of the Index on the Final Valuation Date.  See “—Payment at Maturity” and “—Interest” below.

The return on the Securities will be limited to the sum of your interest payments, even if the Final Index Level greatly exceeds the Initial Index Level.  Although you will bear the downside risk relating to the Index if the Index depreciates by 50% or more, you will not receive the dividend yield on, or share in any appreciation of, the Index over the term of the Securities.

Unless earlier redeemed, the Securities mature on March 27, 2028 (the “Maturity Date”).  If the Maturity Date is not a Business Day, the payment required to be made on the Maturity Date will be made on the next succeeding Business Day with the same force and effect as if it had been made on the Maturity Date.  No additional interest will accrue as a result of delayed payment.

We may call the Securities, in whole and not in part, for mandatory redemption on any Interest Payment Date on or after March 27, 2015 upon not less than five Business Days’ notice.  If we decide to redeem the Securities, you will receive an amount in cash equal to 100% of the stated principal amount of the Securities you then hold on that Interest Payment Date, plus the interest payment due on that Interest Payment Date, if any.  If we call the Securities on an Interest Payment Date that is not a Business Day, your payment will be made on the next succeeding Business Day with the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

The Securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc., and any payments due under the Securities, including any payment of principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Each Security represents a stated principal amount of $1,000.  You may transfer the Securities only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Securities in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the Securities by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Securities through the accounts those systems maintain with DTC.  You should refer to the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

So long as the Securities are represented by global securities and are held on behalf of DTC, redemption notices and other notices will be given by delivery to DTC. If the Securities are no longer represented by global securities and are not held on behalf of DTC, redemption notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Payment at Maturity

Unless earlier redeemed, at maturity you will receive for each Security you hold (in addition to the final interest payment, if any) an amount in cash equal to:

▪  If the Final Index Level is greater than the Final Barrier Level:

$1,000

▪  If the Final Index Level is less than or equal to the Final Barrier Level:

$1,000 × the Index Performance Factor

If the Final Index Level is less than or equal to the Final Barrier Level, this amount (excluding the final interest payment, if any) will be less than or equal to $500 per Security and possibly zero.  There is no minimum payment at maturity on the Securities.

The “Final Index Level” will equal the Closing Level of the Index on the Final Valuation Date.

The “Initial Index Level” equals 946.27, the Closing Level of the Index on the Pricing Date.

The “Pricing Date” means March 22, 2013.

The “Final Valuation Date” means March 22, 2028. The Final Valuation Date will be subject to postponement for non-Scheduled Trading Days and Market Disruption Events as provided under “—Consequences of a Market Disruption Event; Postponement of the Final Valuation Date” below.

 The “Final Barrier Level” equals 473.135, 50% of the Initial Index Level.

The “Index Performance Factor” will be a fraction equal to the Final Index Level divided by the Initial Index Level.  Because the Index Performance Factor will only be calculated if the Final Index Level is less than or equal to the Final Barrier Level, the Index Performance Factor will be less than or equal to 50%.

The “Index Publisher” is Russell Investment Group.

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

For purposes of determining the payment at maturity only (excluding the final interest payment, if any), the “Closing Level” of the Index on the Final Valuation Date will be the closing level of the Index as published by the Index Publisher on such date, subject to the terms described under “—Discontinuance or Material Modification of the Index” below.  For purposes of determining the payment at maturity only (excluding the final interest payment, if any), if the Closing Level of the Index is not published by the Index Publisher on the Final Valuation Date, the Closing Level on that date will be the closing level of the Index as calculated by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to the failure to publish, but using only those securities included in the Index immediately prior to such failure to publish.  If a Market Disruption Event occurs with respect to the Index on the Final Valuation Date, the Calculation Agent may, in its sole discretion, determine the Closing Level of the Index on such date either (x) pursuant to the immediately preceding sentence (using its good faith estimate of the value of any security included in the Index as to which an event giving rise to the Market Disruption Event has occurred) or (y) if available, using the closing level of the Index on such day as published by the Index Publisher.

Consequences of a Market Disruption Event; Postponement of the Final Valuation Date

For purposes of determining the payment at maturity only (excluding the final interest payment, if any), if a Market Disruption Event occurs on the scheduled Final Valuation Date, the Calculation Agent may, but is not required to, postpone the Final Valuation Date to the next succeeding Scheduled Trading Day on which a Market Disruption Event does not occur; provided that the Final Valuation Date may not be past the fifth Scheduled Trading Day immediately following the date that was originally scheduled to be the Final Valuation Date or, in any event, past the Scheduled Trading Day immediately preceding the Maturity Date.  In addition, if the scheduled Final Valuation Date is not a Scheduled Trading Day, the Final Valuation Date will be postponed to the earlier of (i) the next succeeding day that is a Scheduled Trading Day and (ii) the Business Day immediately preceding the Maturity Date.

If a Market Disruption Event occurs on the Final Valuation Date and the Calculation Agent does not postpone the Final Valuation Date, or if the Final Valuation Date is postponed for any reason to the last date to which it may be postponed, in each case as described above, then the Closing Level, for purposes of determining the payment at maturity only (excluding the final interest payment, if any), to be determined on such date will be determined as set forth in the definition of “Closing Level” above.

Under the terms of the Securities, the Calculation Agent will be required to exercise discretion in determining (i) whether a Market Disruption Event has occurred; (ii) if a Market Disruption Event occurs, whether to postpone the Final Valuation Date as a result of the Market Disruption Event; and (iii) if a Market Disruption Event occurs on the Final Valuation Date and the Calculation Agent does not postpone the Final Valuation Date, whether to determine such Closing Level by reference to the closing level of the Index on such day as published by the Index Publisher, if available, or by reference to the alternative procedure described in the definition of “Closing Level” above.  In exercising this discretion, the Calculation Agent will be required to act in good faith and using its reasonable judgment, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our ability or the ability of our hedging counterparty, which may be an affiliate of ours, to adjust or unwind all or a material portion of any hedge with respect to the Securities.

Certain Definitions

The “Closing Time” on any day for any Exchange or Related Exchange is the Scheduled Closing Time for such Exchange or Related Exchange on such day or, if earlier, the actual closing time of such Exchange or Related Exchange on such day.

An “Exchange” means, with respect to any security included in the Index, the principal exchange or market on which trading in such security occurs.

An “Exchange Business Day” means, with respect to the Index, any Scheduled Trading Day for the Index on which the Exchange(s) for each security included in the Index and each Related Exchange for the Index are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

A “Market Disruption Event” means, with respect to the Index, as determined by the Calculation Agent,

(1)           the occurrence or existence of any suspension of or limitation imposed on trading by the relevant Exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the relevant Exchange or otherwise) relating to securities that comprise 20 percent or more of the level of the Index, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange;

(2)           the occurrence or existence of any suspension of or limitation imposed on trading by any Related Exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise) in futures or options contracts relating to the Index, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Related Exchange;

(3)           the occurrence or existence of any event (other than an Early Closure (as defined below)) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, securities that comprise 20 percent or more of the level of the Index on their relevant Exchanges, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange;

(4)           the occurrence or existence of any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index on any Related Exchange for the Index, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Related Exchange;

(5)           the closure on any Exchange Business Day of the Exchange(s) for securities comprising 20 percent or more of the level of the Index or any Related Exchange for the Index prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Scheduled Closing Time of such Exchange or Related Exchange on such Exchange Business Day (an “Early Closure”); or

(6)           the failure of the Exchange for any security included in the Index or any Related Exchange for the Index to open for trading during its regular trading session.

For purposes of this definition, the relevant percentage contribution of a security included in the Index to the level of the Index will be based on a comparison of the portion of the level of the Index attributable to that security to the level of the Index, in each case immediately before the applicable event that, if the 20 percent threshold is met, would be a Market Disruption Event.

A “Related Exchange” for the Index means each exchange where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Scheduled Trading Day” with respect to the Index means, as determined by the Calculation Agent, a day on which the Exchange(s) for securities comprising more than 80 percent of the level of the Index (determined based on a comparison of the portion of the level of the Index attributable to that security to the level of the Index, in each case as of the close of the immediately preceding Scheduled Trading Day) and each Related Exchange, if any, for the Index are scheduled to be open for trading for their respective regular trading sessions.  If such Exchanges do not include at least one U.S. national securities exchange, such day must also be a Business Day.  Notwithstanding the foregoing, the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange for the applicable Index is not scheduled to be open for trading for its regular trading session, but on which the Exchange(s) for securities comprising more than 80 percent of the level of the Index are scheduled to be open for their regular trading sessions, to be a Scheduled Trading Day.

Interest

Subject to our right to redeem the Securities, contingent interest will accrue on the Securities during each Accrual Period at an annual rate of 9.00%, but only for each day during the applicable Accrual Period on which both (i) the LIBOR Reference Rate is within the range of 0.00% to 6.00%, inclusive (the “LIBOR Reference Rate Range”), and (ii) the Closing Level of the Index is greater than or equal to 70% of the Initial Index Level (the “Accrual Barrier Level”).  Therefore, any contingent quarterly coupon will be payable at an annual rate equal to (a) 9.00% multiplied by (b) the number of Accrual Days divided by the number of Elapsed Days during the applicable Accrual Period.  If the LIBOR Reference Rate is not within the LIBOR Reference Rate Range or the Closing Level of the Index is less than the Accrual Barrier Level on any Elapsed Day during a particular Accrual Period, the per annum interest rate payable for that Accrual Period, if any, will be less, and possibly significantly less, than 9.00%.  The per annum interest rate calculated for any quarterly Accrual Period is applicable only to that quarterly Accrual Period; interest payments for any other quarterly Accrual Period will vary and may be zero.

We expect to pay interest, if any, on the the 27th day of each March, June, September and December, beginning on June 27, 2013 (each such day, an “Interest Payment Date”). If any such date is not a Business Day, then the interest payment to be made on that Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

The interest payment amount per Security for any quarterly Accrual Period will equal the product of $1,000 and the per annum contingent quarterly coupon rate applicable to that quarterly Accrual Period divided by 4.

Beginning on March 27, 2015, it is more likely that we will call the Securities prior to their maturity if (i) the LIBOR Reference Rate is within the LIBOR Reference Rate Range, (ii) the Closing Level of the Index is greater than or equal to the Accrual Barrier Level and (iii) the quarterly interest payment on the Securities is at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Inc. of comparable maturity.  If we call the Securities, you may not be able to invest in other securities with a similar yield and level of risk.  Other factors may also influence our decision to redeem the Securities, including, but not limited to, our outlook on the future performance of the LIBOR Reference Rate and the Index and current and expected future volatility of equities and interest rates generally.  You should refer to the section “Risk Factors Relating to the Securities” for further information.

The structure of the interest payments on the Securities differs from securities that bear interest at a fixed rate.  In connection with your investment in the Notes, you should understand how the interest rate calculations work.

Interest, if any, will be payable to the persons in whose names the Securities are registered at the close of business on the Business Day preceding each Interest Payment Date (each, a “Regular Record Date”), except that the last interest payment will be made to the persons who hold the Securities at maturity or earlier redemption, as applicable.

The “LIBOR Reference Rate” means, on any day, the level of 3-month U.S. Dollar LIBOR appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time, on such day, or if not available on such day, as set forth in the definition of “Accrual Day” below.

An “Accrual Day” means an Elapsed Day on which both (i) the LIBOR Reference Rate is within the LIBOR Reference Rate Range and (ii) the Closing Level of the Index is greater than or equal to the Accrual Barrier Level.  For the last four Business Days in an Accrual Period, the LIBOR Reference Rate and the Closing Level of the Index will not be observed and will be assumed to be the same as the LIBOR Reference Rate or the Closing Level of the Index, as applicable, on the Elapsed Day immediately preceding such unobserved days. If the LIBOR Reference Rate or the Closing Level of the Index is not available on an Elapsed Day for any reason (including weekends and holidays), then the LIBOR Reference Rate and/or the Closing Level of the Index, as applicable, for such Elapsed Day will be assumed to be the same as the LIBOR Reference Rate or the Closing Level of the Index, as applicable, on the Elapsed Day immediately preceding such Elapsed Day.

An “Elapsed Day” means each calendar day during the relevant Accrual Period.

The “Accrual Period” means, for each Interest Payment Date, the period from and including the immediately preceding Interest Payment Date (or the Issue Date in the case of the first Interest Payment Date) to but excluding such Interest Payment Date.

The “Issue Date” means March 27, 2013.

Subject to the terms described under “—Discontinuance or Material Modification of the Index” below, for purposes of determining any quarterly interest payment only, the “Closing Level” means the closing level of the

Index as published by the Index Publisher on any day, or if not available on such day, as set forth in the definition of “Accrual Day” above.

Hypothetical Amounts Payable

The diagram below illustrates the hypothetical payment at maturity per Security (excluding the final interest payment, if any) for a range of hypothetical percentage changes in the Closing Level of the Index from the Initial Index Level to the Final Index Level.

The table below presents examples of hypothetical quarterly interest payments per Security based on the number of Elapsed Days and Accrual Days in a related Accrual Period.

For illustrative purposes only, the table assumes an Accrual Period that contains 90 Elapsed Days.

The actual interest payments will depend on the actual number of Elapsed Days during the relevant Accrual Period and both the actual LIBOR Reference Rate and the actual Closing Level of the Index on each Elapsed Day. The applicable contingent quarterly coupon for each Accrual Period will be determined on a per-annum basis but will apply only to that Accrual Period.

Hypothetical Number of Days the LIBOR Reference Rate Is Within the LIBOR Reference Rate Range and the Closing Level of the Index Is Greater Than or Equal To the Accrual Barrier Level (i.e., Accrual Days) During an Accrual Period
	Hypothetical Contingent Quarterly Coupon Rate (per Annum)	Hypothetical Quarterly Interest Payment per $1,000 Stated Principal Amount Security
0	0.00%	$0.00
1	0.10%	$0.25
10	1.00%	$2.50
15	1.50%	$3.75
20	2.00%	$5.00

25	2.50%	$6.25
30	3.00%	$7.50
35	3.50%	$8.75
40	4.00%	$10.00
45	4.50%	$11.25
50	5.00%	$12.50
55	5.50%	$13.75
60	6.00%	$15.00
65	6.50%	$16.25
70	7.00%	$17.50
75	7.50%	$18.75
80	8.00%	$20.00
85	8.50%	$21.25
90	9.00%	$22.50

Discontinuance or Material Modification of the Index

If the Index is (i) not calculated and announced by the Index Publisher but is calculated and announced by a successor publisher acceptable to the Calculation Agent or (ii) replaced by a successor index that the Calculation Agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of the Index, in each case the Calculation Agent may deem that index (the “Successor Index”) to be the Index.  Upon the selection of any Successor Index by the Calculation Agent pursuant to this paragraph, references in this pricing supplement to the original Index will no longer be deemed to refer to the original Index and will be deemed instead to refer to that Successor Index for all purposes, and references in this pricing supplement to the Index Publisher will be deemed to be to the publisher of the Successor Index.  In such event, the Calculation Agent will make such adjustments, if any, to any level of the Index that is used for purposes of the Securities as it determines are appropriate in the circumstances.  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee.

If a relevant Index Publisher (i) announces that it will make a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index (other than a modification prescribed in that formula or method to maintain the Index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the Index and no Successor Index is chosen as described above, then the Calculation Agent will calculate the closing level of the Index on each subsequent date of determination in accordance with the formula for and method of calculating the Index last in effect prior to the change or cancellation, but using only those securities included in the Index immediately prior to such change or cancellation.  Such closing level, as calculated by the Calculation Agent, will be the relevant Closing Level for all purposes.

Notwithstanding these alternative arrangements, the discontinuance or material modification of the Index may adversely affect the value of your Securities.

Redemption at the Option of the Holder; Defeasance

The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will equal, for each Security, the payment at maturity, calculated as though the date of such acceleration were the Final Valuation Date.  For purposes of the immediately preceding sentence, the portion of the payment at maturity attributable to the final interest payment, if any, will be calculated based on the number of Elapsed Days that have occurred in the current Accrual Period up to and including the date of acceleration, prorated for the number of calendar days that have passed relative to 90 calendar days.

In case of default under the Securities, whether in the payment of interest or any other payment or delivery due under the Securities, no interest will accrue on such overdue payment or delivery either before or after the Maturity Date.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Securities and will also hold the global security representing the Securities as custodian for DTC.  The Bank of New York Mellon, as trustee under an indenture dated as of March 15, 1987, will serve as trustee for the Securities.

The CUSIP number for the Securities is 1730T0SB6. The ISIN for the Securities is US1730T0SB60.

Calculation Agent

The “Calculation Agent” for the Securities will be Citigroup Global Markets, an affiliate of ours. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the Securities. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF 3-MONTH U.S. DOLLAR LIBOR

General

3-month U.S. Dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market.

Historical Data on 3-Month U.S. Dollar LIBOR

The following graph shows the level of 3-month U.S. Dollar LIBOR for each day such level was available from January 2, 2008 through March 22, 2013.  We obtained the information in the graph below from Bloomberg L.P., without independent verification.  Historical data on 3-month U.S. Dollar LIBOR are not indicative of the future performance of 3-month U.S. Dollar LIBOR or what the value of the Securities or any payments to you on the Securities may be.

The level of 3-month U.S. Dollar LIBOR for March 22, 2013 was 0.28460.

DESCRIPTION OF THE RUSSELL 2000® INDEX

General

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Citigroup Global Markets and its affiliates.  For more information, see “Equity Index Descriptions— Russell 2000® Index—License with Russell” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Index, including certain risks that are associated with an investment linked to the Index.

Historical Data on the Russell 2000® Index

The following graph shows the Closing Level of the Russell 2000® Index for each day such level was available from January 2, 2008 through March 22, 2013.  We obtained the information in the graph below from Bloomberg L.P., without independent verification.  Historical data on the Russell 2000® Index are not indicative of the future performance of the Russell 2000® Index or what the value of the Securities or any payments to you on the Securities may be.

On March 22, 2013, the Closing Level of the Index was 946.27.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated December 20, 2012 among Citigroup Inc. and the Agents listed on Schedule I thereto, including Citigroup Global Markets, govern the sale and purchase of the Securities.

Citigroup Global Markets, acting as principal, will receive an underwriting fee of up to $50.00 for each $1,000 stated principal amount Security sold in this offering (or up to $2.50 per Security in the case of sales to fee-based advisory accounts).  The actual underwriting fee will be equal to $35.00 for each Security sold by Citigroup Global Markets directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  Citigroup Global Markets will pay selected dealers not affiliated with Citigroup Global Markets a variable selling concession of up to $50.00 for each Security they sell to accounts other than fee-based advisory accounts.  Citigroup Global Markets will pay selected dealers not affiliated with Citigroup Global Markets, which may include dealers acting as custodians, a variable selling concession of up to $2.50 for each Security they sell to fee-based advisory accounts.  Broker-dealers affiliated with Citigroup Global Markets and financial advisers employed by such affiliated broker-dealers will receive a fixed sales commission of $35.00 for each Security they sell.  Citigroup Global Markets will pay the registered representatives of Citigroup Global Markets a fixed sales commission of $35.00 for each Security they sell directly to the public.

In order to hedge its obligations under the Securities, Citigroup Inc. has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Securities—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

The Securities will not be listed on any exchange.

Citigroup Global Markets is an affiliate of Citigroup Inc.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Securities.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan’s assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less than, adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Securities and assets of a Plan.

Accordingly, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the Securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase or holding of the Securities that (a) it is not a Plan and its purchase and holding of the Securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the Securities shall be required to represent (and deemed to have represented by its purchase of the Securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)           the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, (C) the holding of the Securities, or (D) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)           we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)           any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)           our interests are adverse to the interests of the purchaser or holder; and

(v)           neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any Securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the Securities.  It applies only to an initial holder of a Note that purchases the Note for cash at its stated principal amount and holds the Note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;
•	investors holding the Securities as part of a “straddle,” conversion transaction or constructive sale transaction;
•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
•	entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; and
•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of Securities.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, this discussion does not address the effects of any applicable state, local or foreign tax laws or the potential application of the Medicare Contribution Tax.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain.  In connection with any information reporting requirements we may have in respect of the Securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a Note as a put option (the “Put Option”) written by the holder with respect to the Underlying Index, secured by a cash deposit equal to the stated principal amount of the Note (the “Deposit”).  In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the Securities is reasonable under current law; however, our tax counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•	a portion of each coupon payment will be attributable to interest on the Deposit; and

•
the remainder will represent option premium attributable to the holder’s grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Note as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments.  Based on current market conditions, the Deposit should be treated as a “variable rate debt instrument.” Under this treatment, interest on the Deposit will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of tax accounting. The Put Premium will not be taken into account until maturity or earlier redemption, sale or exchange of the Securities.  We will treat 80.86% of each coupon payment as interest on the Deposit and 19.14% as Put Premium for each Security. This allocation is binding on you unless you disclose otherwise on your U.S. federal income tax return; however, it is not binding on the IRS, and the IRS might disagree with it.

Sale or Exchange Prior to Redemption or Maturity.  Upon a sale or exchange of a Note prior to maturity or earlier redemption, a U.S. Holder should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange.  Except with respect to amounts attributable to accrued interest on the Deposit, which will be treated as such, a U.S. Holder will recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit (the “Deposit Value”) and (ii) the U.S. Holder’s basis in the Deposit (i.e., the stated principal amount of the Note).  Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year, and short-term capital gain or loss otherwise.

Any difference between the amount realized on the sale or exchange and the Deposit Value will be apportioned to the Put Option.  If the Deposit Value exceeds the amount realized upon the sale or exchange of a Note, a U.S. Holder will be treated as having made a payment equal to such excess in exchange for the purchaser’s assumption of the Put Option.  The U.S. Holder will recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium previously received by the U.S. Holder, decreased by the amount deemed to be paid by the U.S. Holder, or increased by the amount deemed to be paid to the U.S. Holder, in exchange for the purchaser’s assumption of the Put Option.  This gain or loss will be short-term capital gain or loss.

Tax Treatment at Redemption or Maturity.  The coupon payment received at redemption or maturity will be treated as described above under “Coupon Payments.”

           If a Note is retired for its stated principal amount (without taking into account any coupon payment), the Put Option will be deemed to have expired unexercised, in which case a U.S. Holder will recognize short-term capital gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received at retirement.

At maturity, if a U.S. Holder receives an amount (without taking into account the final coupon payment) that is different from the stated principal amount of the Note, the Put Option will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Put Option.  In that case, the U.S. Holder will recognize gain or loss with respect to the Put Option in an amount equal to the difference between (i) the total Put Premium received (including the Put Premium received at maturity) and the cash the U.S. Holder receives at maturity, excluding the final coupon payment, and (ii) the Deposit. This gain or loss will be short-term capital gain or loss.

Possible Alternative Tax Treatments of an Investment in the Securities

           Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities.  It is possible, for example, that the Securities could be treated in their entirety as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the Securities the U.S. Holder would be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities.  In addition, any gain on the sale, exchange or retirement of the Securities would be treated as ordinary income.  It is also possible that the entire coupon on the Securities could be treated as income to a U.S. Holder at the time received or accrued.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Moreover, in light of the uncertain treatment of the Securities, it is possible that other persons having withholding or information reporting responsibility in respect of the Securities may treat a Note differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder.

U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice described above.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Under the tax treatment described above under “—Tax Treatment of the Securities,” a Non-U.S. Holder of the Securities generally should not be subject to U.S. federal withholding or income tax in respect of payments on the Securities or amounts received on the sale, exchange or retirement of the Securities, provided that (i) income in respect of the Securities is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder provides an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly,  Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

While we currently do not intend to withhold on payments on the Securities to Non-U.S. Holders, in light of the uncertain treatment of the Securities other persons having withholding or information reporting responsibility in respect of the Securities may treat some or all of each coupon payment on a Note as subject to withholding tax at a rate of 30%.  Moreover, it is possible that, in light of further guidance, we may determine that we are required to withhold at a rate of 30% on coupon payments on the Securities.  If withholding tax applies to the Securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income from the Securities is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

Payments on the Securities and amounts received on the sale, exchange or retirement of the Securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder that provides appropriate IRS Form W-8 will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

Prospective investors in the Securities should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

VALIDITY OF THE SECURITIES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the Securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Securities, nor the issuance and delivery of the Securities, nor the compliance by Citigroup Inc. with the terms of the Securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the terms of the Securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such Securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of  Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the Securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

____________________
TABLE OF CONTENTS
Citigroup Inc. Medium-Term Senior Notes, Series H
Page

Callable Barrier Dual Range
Accrual Securities Due

March 27, 2028

Linked to 3-Month U.S. Dollar LIBOR and
the Russell 2000® Index

($1,000 Stated Principal Amount per Security)

Pricing Supplement

March 22, 2013
(Including Underlying Supplement No. 2
dated December 27, 2012,
Prospectus Supplement dated
December 20, 2012 and Prospectus dated
May 12, 2011)

Pricing Supplement

Risk Factors Relating to the Securities	PS-2
Description of the Securities	PS-8
Description of 3-Month U.S. Dollar LIBOR	PS-16
Description of the Russell 2000® Index	PS-17
Plan of Distribution; Conflicts of Interest	PS-18
Benefit Plan Investor Considerations	PS-19
United States Federal Tax Considerations	PS-21
Validity of the Securities	PS-25

Underlying Supplement
Risk Factors	1
Equity Index Descriptions	16
Commodity Index Descriptions	119
Fund Descriptions	139

Prospectus Supplement
Risk Factors	S-1
Important Currency Information	S-3
Forward-Looking Statements	S-4
Description of the Securities	S-5
United States Federal Tax Considerations	S-22
Plan of Distribution; Conflicts of Interest	S-31
Benefit Plan Investor Considerations	S-35
Legal Matters	S-37

Prospectus
Prospectus Summary	1
Forward-Looking Statements	7
Citigroup Inc.	7
Use of Proceeds and Hedging	7
European Monetary Union	9
Description of Debt Securities	9
United States Tax Documentation Requirements	33
United States Federal Income Tax Considerations	34
Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency	41
Description of Common Stock Warrants	43
Description of Index Warrants	44
Description of Capital Stock	47
Description of Preferred Stock	49
Description of Depositary Shares	52
Description of Stock Purchase Contracts and Stock Purchase Units	54
Plan of Distribution	55
ERISA Considerations	57
Legal Matters	58
Experts	58